Exhibit 99.1

Speedus Announces Third Quarter 2004 Results and Recent Zargis Achievements

November 15, 2004 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced earnings of $7.9 million, or $0.47 per share on a fully diluted basis, for the nine months ended September 30, 2004 compared to a net loss of $9.3 million, or $0.56 per share on a fully diluted basis, for the nine months ended September 30, 2003. Earnings before depreciation and amortization for the nine months ended September 30, 2004 were $8.8 million compared to a loss of $8.6 million for the nine months ended September 30, 2003.

Recent Zargis achievements include: (1) receipt of FDA clearance for a graphical display of the median energy level, timing, and duration of suspected heart murmurs, (2) the Texas Heart Institute Journal will publish results of a clinical study in Hypertrophic Cardiomyopathy (HCM), (3) signing of an exclusive agreement with Johns Hopkins University to expedite our product development pipeline and accelerate any potential clinical adoption through association with one of the world’s leading medical research centers, (4) increase of our equity stake through further investment in Zargis, (5) hiring of a Vice President of Regulatory and Reimbursement to lead efforts in obtaining health insurance reimbursement coverage for the Cardioscan procedure and (6) successful product demonstration at the American Heart Association Scientific Sessions in New Orleans.

For the quarter ended September 30, 2004, the Company reported a net loss of $1.1 million, or $0.07 per share on a fully diluted basis, compared to a net loss of $2.0 million, or $0.12 per share on a fully diluted basis, for the quarter ended September 30, 2003. The loss before depreciation and amortization for the quarter ended September 30, 2004 was $0.9 million compared to a loss of $1.7 million for the quarter ended September 30, 2003.

For the nine months ended September 30, 2004, the operating loss before depreciation and amortization of Zargis Medical and F&B Güdtfood was $1.3 million and $0.5 million, respectively, compared to an operating loss before depreciation and amortization of $1.1 million and $0.3 million, respectively, for the nine months ended September 30, 2003.

The results for the nine months ended September 30, 2004 were primarily driven by a gain from technology settlement. During the nine months ended September 30, 2004, the Company recognized a gain from technology settlement in the amount of $15 million. In connection with this settlement, the Company incurred $2.9 million in technology settlement expenses.

For the nine months ended September 30, 2004 and 2003, total operating expenses, before depreciation and amortization and technology settlement expenses, amounted to approximately $4.5 million and $4.6 million, respectively. However, net of increases aggregating $0.3 million as a result of the inclusion of Zargis Medical operations since the date of acquisition in February 2003 and $0.2 million as a result of the opening of a second F&B Güdtfood store in the second quarter of 2004, total operating expenses, before depreciation and amortization and technology settlement expenses, decreased $0.6 million primarily as a result of the continuation of personnel reductions.

About Speedus Corp.

Speedus Corp. is a holding company with controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc. Speedus Corp also owns broadband intellectual property and controls licensed wireless frequencies. Additional information on Speedus Corp. and its services is available at www.speedus.com or by calling 718.567.4358.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2003 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

CONTACT: John Kallassy of Speedus Corp.; 718.567.4358; jkallassy@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2004	2003	2004	2003

Revenues	$308,600	$174,033	$659,843	$548,107

Expenses:
Selling, general and administrative	998,249	1,130,195	3,160,531	3,205,582
Technology settlement expenses	0	0	2,928,583	0
Research and development	378,143	479,207	1,117,137	1,236,874
Depreciation and amortization	278,833	273,196	871,079	748,809
Cost of sales	66,098	36,038	194,609	163,819

Total operating expenses	1,721,323	1,918,636	8,271,939	5,355,084

Operating loss	(1,412,723)	(1,744,603)	(7,612,096)	(4,806,977)
Gain from technology settlement	0	0	15,000,000	0
Investment income/(loss)	135,518	(432,452)	32,337	(4,930,633)
Minority interest	144,688	186,323	476,900	492,254
Equity in loss of associated company	0	0	0	(92,996)

Net earnings/(loss)	$(1,132,517)	$(1,990,732)	$7,897,141	$(9,338,352)

Per share:
Basic earnings/(loss) per common share	$(0.07)	$(0.12)	$0.49	$(0.56)

Weighted average common shares
outstanding - basic	16,219,742	16,280,506	16,254,198	16,593,356

Diluted earnings/(loss) per common share	$(0.07)	$(0.12)	$0.47	$(0.56)

Weighted average common shares
outstanding - diluted	16,219,742	16,280,506	16,816,636	16,593,356

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,678,616	$19,419,197
Marketable securities	78,400	2,086,638
Due from broker	—	3,131,835
Prepaid expenses and other	132,913	83,222
Accounts and other receivables	76,681	42,500

Total current assets	25,966,610	24,763,392
Property and equipment, net of accumulated
depreciation of $147,748 and $2,003,862	606,560	419,868
Other intangible assets, net of accumulated
amortization of $1,613,933 and $1,051,493	1,616,516	2,042,051
Goodwill	620,875	620,875
Other investment	1,236,920	—
Other assets	812,508	663,874

Total assets	$30,859,989	$28,510,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$221,848	$151,258
Accrued liabilities	1,711,895	1,432,426
Securities sold and not purchased	—	5,406,135

Total current liabilities	1,933,743	6,989,819

Minority interest	190,655	531,055

Commitments and Contingencies
Stockholders’ equity:
Common stock ($.01 par value; 50,000,000
shares authorized; 21,587,674 and 21,516,088	215,877	215,161
shares issued)
Preferred stock ($.01 par value; 20,000,000
shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued
and outstanding)	—	—
Additional paid-in-capital	90,539,800	90,442,120
Treasury stock (at cost; 5,368,949 and 5,257,649 shares)	(5,499,684)	(5,250,552)
Accumulated deficit	(56,520,402)	(64,417,543)

Stockholders’ equity	28,735,591	20,989,186

Total liabilities and stockholders’ equity	$30,859,989	$28,510,060